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                                                                     Exhibit 4.5


                                April 15, 1998

((Name))
((Address))
((City__State))

RE:  MICRON QUANTUM DEVICES, INC. STOCK OPTIONS

     As you know, Micron Quantum Devices, Inc. ("MQD") entered into an Agreement and Plan of Reorganization with Micron Technology, Inc. ("MTI"). Under the Reorganization Agreement, MQD has merged with MTI, with MTI surviving the Merger.

     In connection with this transaction, MTI has assumed all of your outstanding options to purchase shares of common stock of MQD ("MQD Options"). As a result, your MQD Options are now options to purchase shares of common stock of MTI rather than options to purchase shares of common stock of MQD.

     Each MQD Option assumed by MTI continues to be subject to the terms and conditions, including vesting, set forth in the MQD 1996 Stock Option Plan and as provided in the respective option agreements in effect immediately prior to the Merger, except that (i) references to the "Company" in the MQD 1996 Stock Option Plan are now references to MTI, and (ii) your options are now options to purchase MTI common stock with the exercise price and number of shares subject to your options adjusted to reflect the "conversion ratio" in the Merger, as follows:

NUMBER OF SHARES SUBJECT TO MQD OPTIONS

   The number of shares of common stock of MTI subject to your MQD Options has been adjusted to a number determined by multiplying .1133 by the number of shares of MQD common stock that were issuable upon exercise of your option immediately prior to the Merger, and rounding down to the nearest whole number.

NEW EXERCISE PRICE OF MQD OPTIONS

     The per share exercise price for shares of MTI common stock issuable upon exercise of an assumed MQD Option has been adjusted to a price determined by dividing the per share exercise price under your option in effect immediately prior to the Merger by .1133 and rounding up to the nearest whole cent.
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     A summary of your converted stock options is attached and incorporated herein by this reference.

     Further, any employment or consulting relationship with MQD referred to in any MQD Option shall, from and after the Merger, be deemed to mean an employment or consulting relationship with MTI as successor to all the rights and obligations of MQD as a result of the Merger (including for purposes of vesting, with prior employment by MQD treated as continuous employment by MTI). Any rights of first refusal provided in the applicable option exercise agreement or documentation with respect to the MQD Options shall terminate in accordance with the terms of the MQD Options or such documentation.

     If you have questions regarding the foregoing, please do not hesitate to contact Bea Solis at (208) 368-4512 or Steve Suarez of MTI at (208) 368-4519. After you have reviewed this letter, please acknowledge your agreement to the assumption of your MQD Options on the terms set forth herein by signing the enclosed copy of this letter and returning it to the attention of Steve Suarez in the enclosed, postage pre-paid envelope attached. Please keep a copy of this letter and attach it to your existing option agreements in order for you to have a complete record of all the terms and provisions applicable to your option as now assumed by MTI.



                                Very Truly Yours,

                                MICRON TECHNOLOGY, INC.



                                Roderic W. Lewis
                                V.P. of Corporate Affairs, General
                                Counsel and Corporate Secretary



Accepted and Agreed: ____________________

         Print Name: ((Name))
                     ____________________


               Date: ____________________


PLEASE RETURN SIGNED ORIGINAL LETTER TO STEVE SUAREZ, MS-507, MICRON TECHNOLOGY, INC., 8000 S. FEDERAL WAY, BOISE, ID 83716-9632, NO LATER THAN
APRIL 29, 1998.
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                  UNEXERCISED STOCK OPTION CONVERSION SUMMARY
                   (All options are Incentive Stock Options)



                     Pre-Merger                         Post-Merger
 Grant    ---------------------------------   -------------------------------
  Date    # MQD Options  MQD Option Price     # MTI Options  MTI Option Price
 -------- -------------  ----------------     -------------  ----------------